PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-290117

StableX Technologies, Inc.

16,403,512 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus from time to time of up to an aggregate of 16,403,512 shares of our common stock, par value $0.0001 per share (the “Common Stock”), issuable upon (i) the conversion of shares of our newly designated Series I convertible preferred stock (the “Preferred Shares”), and (ii) exercise of certain warrants to purchase shares of Common Stock (the “Warrants”).

The Preferred Shares were acquired by the applicable selling stockholders under the Securities Purchase Agreement (the “Purchase Agreement”), dated August 4, 2025, by and among the Company and the investors party thereto (the “Investors”). The Warrants were acquired by the selling stockholders under the (i) Purchase Agreement (such Warrants issued pursuant to the Purchase Agreement, the “Investor Warrants”), (ii) an engagement agreement (the “GPN Engagement Agreement”), dated August 1, 2025, between the Company and GP Nurmenkari Inc. (“GPN”), (iii) an engagement agreement (the “Palladium Engagement Agreement” and, collectively with the GPN Engagement Agreement, the “Engagement Agreements”), dated July 30, 2025, between the Company and Palladium Capital Group, LLC (“Palladium” and, together with GPN, the “Placement Agents”), as applicable (such Warrants issued pursuant to the Engagement Agreements, the “Placement Agent Warrants” and together with the Investor Warrants, the “Private Placement Warrants,” and the shares of Common Stock issuable upon the exercise of the Warrants, the “Private Placement Warrant Shares”), and (iv) that certain consulting agreement (the “Altucher Consulting Agreement”) dated as of August 4, 2025, by and among the Company, James Altucher and Z-List Media, Inc. (collectively, the “Consultants”) (such Warrants issued pursuant to the Altucher Consulting Agreement, the “Consultant Warrants”). The shares of Common Stock issuable upon the conversion of the Preferred Shares are herein referred to as “Conversion Shares,” and the shares of Common Stock issuable upon the exercise of the Warrants are herein referred to as “Warrant Shares.”

The Conversion Shares and the Warrant Shares were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder.

We are registering the resale of the Conversion Shares and Warrant Shares issuable upon exercise of the Investor Warrants covered by this prospectus as required by the Registration Rights Agreement, dated August 4, 2025, by and among the Company and the Investors (the “Registration Rights Agreement”). We are also registering for resale the Warrant Shares issuable upon exercise of the Placement Agent Warrants covered by this prospectus. We are also registering for resale the Warrant Shares issuable upon exercise of the Consultant Warrants covered by this prospectus.

The selling stockholders will receive all of the proceeds from any sales of the shares offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with the offering. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of the Warrants. We intend to use those proceeds, if any, for general corporate purposes.

The issuance of the shares of Common Stock covered by this prospectus could cause substantial dilution to our existing stockholders. The actual number of shares of Common Stock that we issue to the selling stockholders may be less than the aggregate number of shares covered by this prospectus. Please refer to risk factor entitled “The issuance of the shares of Common Stock covered by this prospectus could significantly increase the total number of shares of Common Stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution” on page 9 of this prospectus. For additional information on the terms of the Preferred Shares and the Warrants, including those terms which may affect the number of Conversion Shares or Warrant Shares that will be issued to the holders of the Preferred Shares and the Warrants, you should refer to the sections of this prospectus entitled “Prospectus Summary—Private Placement of Preferred Shares and Private Placement Warrants” and “Prospectus Summary—Consultant Warrants.”

Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of Common Stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of Common Stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

Any shares of Common Stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the Common Stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the Common Stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SBLX.” On January 8, 2025, the last reported sales price for our Common Stock was $3.20 per share.

Investment in our Common Stock involves risk. See “Risk Factors” contained in this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus and any applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2026.

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About this Prospectus

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our Common Stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of Common Stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 9 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

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Prospectus Summary

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, “SBLX,” the “Company,” the “registrant,” “we,” “us,” “our,” or “ours” refer to StableX Technologies, Inc. and its consolidated subsidiaries.

Overview

We have historically designed and manufactured compact, sustainable electric vehicles. In July 2025, we commenced a strategic transition toward a new business model focused on digital asset initiatives, with a focus on targeting the acquisition of crypto tokens that are directly capitalizing on the rapid growth of the stablecoin industry. We view the stablecoin ecosystem as a rapidly growing segment of the global financial infrastructure and believe that the entry into this market can provide a complementary revenue stream and enhance stockholder value. Our approach is intended to focus on acquiring and holding crypto assets within the stablecoin space and deploying them in a manner designed to generate yield while managing associated risks. In connection with this strategic shift, we announced a target goal of acquiring up to $100 million in crypto assets, subject to available capital, market conditions and regulatory considerations.

Our investment strategy centers on acquiring digital assets (tokens) that provide essential infrastructure and enabling technologies for the stablecoin sector, often referred to as the “picks and shovels” approach. Rather than directly investing in stablecoins themselves (which function as the primary “commodity” in this analogy), we target tokens associated with protocols, networks, and platforms that facilitate the issuance, transfer, custody, compliance, trading, lending, and scalability of stablecoins. We believe this positions our portfolio to capture indirect but amplified exposure to the sector’s anticipated expansion.

Business Strategy

Our strategy is to generate revenue through capital appreciation driven by ecosystem growth. This mechanism is intended to provide diversified, compounding returns aligned with the projected exponential expansion of stablecoins. By focusing on infrastructure providers, we capture value accrual from increased transaction fees, network usage and adoption without direct exposure to stablecoin redemption risks.

In implementing our business strategy, we hold our digital assets solely on a passive basis for treasury purposes and we do not have any current plans to stake any portion of our crypto assets held in treasury for the foreseeable future.

We have begun the purchase of certain tokens related to our strategy, including FLUID (a stablecoin swap exchange), LINK (an oracle for blockchains) and INJ (a layer one token that has tools for issuing stablecoins and creating DeFi exchanges). We are dollar-cost averaging to manage risk and intend to continue to spread out our purchases across several tokens. However, if we feel the tokens are no longer correlated to the growth in stablecoins we will evaluate selling those tokens.

Core Components of Our Strategy

●	Target Assets: We focus on tokens representing blockchain networks, layer-1/layer-2 solutions, oracle services, interoperability bridges, exchanges, lending protocols, and compliance tools that underpin stablecoin operations. Examples include decentralized layer one tokens for issuance, decentralized tokens that create stablecoin exchanges, decentralized lending protocols, among others. These are selected based on their proven utility in supporting stablecoin flows, such as USD Coin (USDC), Tether (USDT), and emerging real-world asset (“RWA”) backed variants.

●	Market Opportunity: Stablecoins have demonstrated robust growth, with total market capitalization surpassing $280 billion as of mid-2025 and daily transaction volumes exceeding $10 trillion annually.[1] This surge is driven by increasing adoption in payments, remittances, DeFi lending and tokenized real-world assets (“RWAs”). Infrastructure tokens benefit asymmetrically from this growth: as stablecoin usage scales, demand for underlying blockspace, security, and interoperability intensifies, leading to higher network fees, token burns, staking rewards, and governance value accrual. Historical data shows these tokens exhibiting 0.7–0.9 correlation coefficients with stablecoin market cap, often outperforming during expansion phases (such as during the 2023–2025 bull cycles).[2]

●	Portfolio Construction and Risk Management: Our positions are expected to be across six to ten diversified tokens, with an emphasis on those with established partnerships (such as integrations with Circle or Tether) and strong fundamentals like low inflation rates and audited smart contracts. Our strategy assumes a three-to five-year horizon, projecting five to ten times returns tied to stablecoin total value locked (“TVL”) reaching $1 trillion by 2030. We believe this approach leverages the stablecoin industry’s maturation as a foundational pillar of global digital finance, offering a balanced, growth-oriented exposure without the direct regulatory and redemption risks of holding stablecoins. It aligns with broader trends in tokenized economies, where infrastructure providers historically capture disproportionate value from ecosystem expansion.

Tokens

We seek tokens that are generating revenues, are growing in step with the stablecoin industry, have good partnerships and development teams, and have tokenomics linking token success with protocol success. The identification of suitable tokens for investment is conducted on an ongoing basis by our investment team, which continuously monitors the digital asset ecosystem for emerging opportunities. This monitoring includes: (i) reviewing market data and analytics from reputable third-party providers (e.g., on-chain metrics, trading volumes, and protocol performance indicators); (ii) attending industry events, webinars, and conferences to assess project developments; (iii) engaging directly with protocol teams through outreach and due diligence calls; and (iv) analyzing regulatory updates and macroeconomic trends affecting the stablecoin sector. We do not have fixed timelines for purchases, as selections are opportunistic and depend on market conditions.

1 Source: McKinsey & Company, “The stable door opens: How tokenized cash enables next-gen payments,” July 2025; AInvest, “Digital Asset Tokens as the New Corporate Standard: Institutional Adoption and Stablecoin-Driven Payment Ecosystems in 2025,” September 2025; Visual Capitalist, “Visualized: Stablecoin Market Size Forecast into 2030,” October 2025.

2 Source: Pintu News, “Spike in stablecoin reserves on exchanges reaches $70 billion, a bullish signal?”, September 2025.

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As of September 30, 2025, we have purchased $800,000 of FLUID, $800,000 of INJ, and $200,000 of LINK. The Company plans to buy between five to ten tokens roughly equal in proportions prior to the end of 2025; however, there may be exceptions if we partner specifically with a token. Tokens we have purchased, or are considering purchasing, include FLUID (Fluid Protocol), INJ (Injective Protocol), LINK (Chainlink), AAVE (Aave Protocol), and USD (USD-Denominated Stablecoins).

●	INJ (Injective Protocol) - INJ is the native token of the Injective Protocol, a blockchain network designed to support decentralized finance applications, including trading and derivatives. Within the Injective ecosystem, INJ is used to pay transaction fees and for governance-related functions, and its supply and economic parameters are determined by protocol rules and governance decisions. The Injective network operates through open-source software and smart contracts rather than a centralized operator, and activity on the network is driven by developers and users building and interacting with decentralized applications. The market value of INJ is generally influenced by activity, liquidity and adoption within the Injective ecosystem, as well as broader conditions affecting digital asset markets. Changes to the protocol, competitive dynamics among blockchain networks or shifts in developer or user engagement may affect the role and perceived utility of INJ over time.

●	LINK (Chainlink) - LINK is the native token of the Chainlink network, a decentralized oracle network that provides external data to smart contracts operating across multiple blockchain platforms. LINK is used to compensate node operators that supply and validate data for the network, and the Chainlink network is integrated with a broad range of blockchain protocols and decentralized applications. The network is designed to enable smart contracts to reference off-chain data, such as price information and event outcomes, in a decentralized manner. Demand for LINK is generally tied to usage of the Chainlink network, the scope and reliability of its data services, and adoption across blockchain ecosystems. The economic characteristics of LINK may also be influenced by developments in competing data solutions and changes in how decentralized applications source external information.

●	AAVE - AAVE is the governance and utility token of the Aave protocol, a decentralized lending and borrowing platform that operates through smart contracts and is deployed across multiple blockchain networks. Holders of AAVE may participate in governance decisions relating to protocol parameters and upgrades, although AAVE does not represent an ownership interest in the protocol or any affiliated entity. The Aave protocol enables users to supply and borrow digital assets in a non-custodial manner, with terms governed by smart contracts. The economic characteristics of AAVE are generally linked to activity, liquidity, and adoption of the Aave protocol. Changes in protocol design, user participation, or broader conditions affecting decentralized finance may influence the perceived utility and value of AAVE.

●	USD-Denominated Stablecoins - We are also considering holding U.S. dollar-denominated stablecoins, which are digital tokens designed to maintain a value intended to track the U.S. dollar and are typically issued by centralized entities supported by reserves intended to facilitate redemption. Within digital asset markets, stablecoins are commonly used as a medium of exchange, settlement asset, and liquidity management tool, and they do not provide equity, governance, or profit participation rights. If acquired, our stablecoin holdings would be used primarily for liquidity management, settlement and operational purposes within digital asset markets.

Custodial Account

The Company currently uses a third-party custodian, BitGo Trust Company, Inc. (“BitGo”) to store the Company’s crypto assets, pursuant to a custodian services agreement, dated as of August 12, 2025, by and between the Company and BitGo (the “Custodian Agreement”). Pursuant to the Custodial Agreement, BitGo, through its custodial services enables the Company to create one or more custody accounts, controlled and secured by BitGo to store certain supported digital currencies and digital tokens or certain fiat currencies such as U.S. dollars. BitGo also provides the Company with the option to create non-custodial wallets that support certain digital assets via an API and web interface. The Company may also elect to store fiat currency with BitGo. The Custodial Agreement has an initial term of one year. After the initial term, it automatically renews for successive one-year periods, unless either party notifies the other of its intention not to renew at least 60 days prior to the expiration of the then-current term. The Company and BitGo may terminate the Custodian Agreement if the other party breaches a material term of the Custodian Agreement and fails to cure such breach within 30 calendar days following written notice thereof.

Pursuant to the Custodian Agreement, BitGo agreed to obtain or maintain insurance coverage in such types and amounts as are commercially reasonable for the services provided pursuant to the Custodian Agreement, provided that, any such insurance related to theft of the Company’s digital assets shall only apply to custodial services (where all keys are held by BitGo) and not to any wallet services for non-custodial accounts (where one or more keys are held by the Company). BitGo has private key procedures as well as the security and procedures in place for securing assets and in withdrawing and transferring assets. Additionally, all the private keys in custodial wallets are generated offline and held offline, and therefore, all of the Company’s digital assets (100%) are held in cold wallets. All assets held by BitGo are segregated from all other customers’ assets. However, BitGo does not use any external third-parties to verify the digital assets it holds. Rather, BitGo verifies the digital assets the Company holds on a periodic basis.

Plan of Operation

Over the next twelve months, our plan to fund operations is focused on the accumulation and management of tokens. Specifically, we plan to diversify our holdings with six to ten types of tokens, representing different segments in the stablecoin infrastructure industry, including issuance, exchanges, lending, payments and oracles, among others. We intend to allocate the cash proceeds received from the issuance of our securities, whether through public offerings or private placements, to support ongoing operational expenses and the execution of such purchases.

Initial Stage (Up to ~6 Months): Until early to mid 2026, we plan to implement certain strategic initiatives to fund the purchases of additional tokens, which may include conducting private placement offerings. We expect to leverage our existing relationships within the digital asset and cryptocurrency sectors in connection with such offerings. However, such private placement transactions may be subject to certain limitations, including applicable restrictions imposed by U. S. securities laws, including with respect to the types of investors that may participate in such offerings, and standard negative and affirmative covenants imposed on the Company in these types of offerings. In addition, we may issue registered securities pursuant to registration statements on Form S-3 and/or Form S-1. Our focus in such offerings will be on institutional investors, supported by investor outreach efforts, which may include roadshows.

Follow-On Stage (6-12 Months): In the months following such offerings, we plan to expand our treasury operations and consider additional capital raising activities, which may include the issuance of equity and equity-linked instruments, such as convertible debt. In mid to late 2026, we plan to continuously monitor the market for strategic capital raise opportunities. We expect that any net proceeds from our capital-raising activities will be applied primarily toward additional token accumulation. Proceeds from any such offerings, whether conducted publicly or privately, are expected to be reinvested to further expand our token holdings and compound treasury growth. However, we may encounter challenges associated with this strategy, including market volatility, the timing of capital deployment, and potential dilution of earnings per share resulting from future issuances of securities.

Throughout the next twelve months, we also intend to form alliances with stablecoin issuers or co-investment funds, where partners contribute capital in exchange for governance rights or revenue shares.

The Company plans to continuously scan the landscape for opportunistic acquisition opportunities that are expected to either increase the scale of its treasury operations or help in the generation of income. Anticipated potential challenges in the next twelve months primarily include market volatility, regulatory delays in SEC approvals for potential future capital raises, and the emergence of competing digital asset treasury companies. We will monitor market, regulatory, and counterparty risks on a continuous basis to optimize execution across all phases of our plan of operations.

Purchase of FLUID Tokens

We recently purchased FLUID tokens as a core holding in our infrastructure-focused portfolio targeting the stablecoin ecosystem, viewing it as a high-conviction “picks and shovels” play that we believe enables seamless cross-chain liquidity and lending. Fluid Protocol (Fluid), developed by Instadapp, is a modular DeFi infrastructure layer launched in October 2023 that unifies liquidity across blockchains and protocols. Rebranded from Instadapp’s original INST token to FLUID in December 2024, Fluid offers decentralized lending, borrowing, and a Decentralized Exchange (“DEX”) for efficient asset swaps. We believe this positions FLUID tokens to directly benefit from the increase in stablecoin usage, where protocols like Fluid facilitate borrowing against stablecoins and cross-chain transfers, capturing value from trillions in annual transaction volumes. As of September 30, 2025, Fluid has achieved nearly $2 billion in total market size (deposited collateral), with over $46 billion in DEX volume and deployments across Ethereum, Arbitrum, Base, Polygon, and an upcoming Solana integration. It positions itself as a foundational “Liquidity Layer” for building scalable DeFi applications, enabling protocols to share liquidity without silos and supporting high Loan-to-Value (LTV) ratios up to 95% with liquidation penalties as low as 0.1%.3

Fluid’s core purpose is to create a unified liquidity ecosystem that transforms idle assets into productive ones, reducing fragmentation and enabling seamless interactions between lending, borrowing, and trading. It draws from established protocols like Aave, Compound, Uniswap V3, MakerDAO, and Curve to innovate on capital efficiency, with features that make Fluid suitable for retail users seeking sustainable yields (3–5% borrow rates) and institutions optimizing large positions, with projections for $10 billion in liquidity and $30 million in annualized revenue by mid-2026.4 Fluid’s use cases include pooling liquidity from multiple sources for low-slippage trades and facilitating cross-chain lending for global remittances or arbitrage. Automated vaults layer strategies on top of lending positions, enabling users to earn compounded yields while maintaining liquidity, integrated with platforms for syrup USDC deployments. The FLUID token serves as the governance and utility token by holding and proposing votes, aligning incentives, earning rewards from protocol fees, enabling participation in buybacks that enhance token scarcity, capturing upside through burns and distributions, and using fees and revenue sharing to pay transaction fees (with a portion allocated to Decentralized Autonomous Organization (DAO) treasury for growth initiatives like exchange listings, market making, and team expansion).

FLUID Tokenomics

FLUID’s total and maximum supply is capped at 100 million tokens, a fixed cap established at launch to promote scarcity and predictability. At inception in 2021, the initial circulating supply was limited due to extensive vesting schedules, with only a portion allocated for immediate liquidity and early ecosystem incentives. By March 2025, the circulating supply had reached approximately 39.4 million tokens, reflecting gradual unlocks from pre-launch allocations. This growth accelerated through mid-2025, driven by vesting completions.5

As of September 30, 2025, the circulating supply stands at approximately 76.8 million tokens, representing about 76.86% of the fully diluted valuation (FDV). Overall allocations include roughly 37.1 million tokens to team members, investors, and advisors, of which all have vested by the end of June 2025. This vesting-heavy structure has historically kept circulating supply below 80% of total, fostering controlled distribution.

Creation of FLUID Tokens

No new FLUID tokens are minted post-launch; the supply is entirely pre-allocated within the 100 million token cap. “New” tokens enter circulation solely through vesting unlocks from locked allocations, such as those for the team, investors, advisors, and ecosystem funds. There is no ongoing emission schedule like staking rewards or inflationary minting and no additional tokens will enter circulation.

3 Source: Messari, “Understanding Fluid: A Comprehensive Overview,” June 2025.

4 Source: DailyCoin, “FLUID Jumps 10% as DeFi Star Kicks Off Token Buyback,” October 2025.

5 Source: CNN, “Fluid Price Prediction 2025: FLUID Token Could Maintain Explosive Growth Trend,” March 2025.

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Burn Mechanisms

Fluid does not currently feature an active, automated token burn mechanism, such as transaction-based burns common in some DeFi tokens. However, the protocol has outlined plans for deflationary buybacks to enhance scarcity: once annualized revenue reaches $10 million (from lending fees, swaps, and DEX activity), up to 100% of earnings could be dynamically allocated to repurchase FLUID tokens from the open market. These buybacks would potentially feed into the DAO treasury or be burned, though specifics on execution (e.g., via governance votes) remain proposal-dependent. As of September 2025, with Fluid’s TVL exceeding $3 billion and monthly fees around $12.9 million, this threshold is approaching, positioning buybacks as a future value-accrual tool rather than a historical feature.7

Inflationary or Deflationary Mechanisms

Fluid’s tokenomics are fundamentally non-inflationary due to the cap of 100 million tokens and absence of perpetual minting or reward emissions. Post-vesting (completed on June 2025), the supply stabilized at 100 million, eliminating dilution risks from new issuance. This fixed-supply model contrasts with inflationary designs (e.g., those with ongoing staking rewards) and aligns with deflationary principles by design. At the current date, FLUID is fully unlocked with no scheduled future unlocks.

Deflationary pressures are emerging through planned revenue-driven buybacks, which could reduce effective circulating supply if repurchased tokens are locked or burned. Historical transfers, like the 2024 DAO sales, have not involved burns but have recycled tokens into ecosystem growth, indirectly supporting demand. Overall, as Fluid scales (e.g., via multi-chain expansions on Ethereum, Arbitrum, and Solana), protocol fees could amplify deflation via buybacks, potentially increasing token value per unit amid stablecoin and DeFi growth. Governance flexibility allows the DAO to introduce further deflationary levers, such as fee-based burns, if proposed and approved.

Lifecycle

The lifecycle of FLUID tokens is summarized as follows:

●	Pre-Launch/Minting (2021): 100 million FLUID tokens were created before launch. Only a small portion entered circulation initially due to four-year vesting cliffs on for stakeholders on most tokens.

●	Distribution and Vesting (2021–2025): Tokens are gradually unlocked over time, either linearly or after specific cliffs. For example, team and investor tokens vest over four years from the Token Generation Event (TGE). Community and ecosystem funds are released based on governance decisions.

●	Circulation and Usage (Ongoing): As tokens become available, they can be used for staking and governance. Submitting a proposal requires at least 1 million FLUID (around 1% of the supply), and a quorum of 4 million (4%) is needed for a vote. Voting lasts three days, followed by a two-day timelock. Token holders can also earn indirect yields from the protocol’s revenue.

●	Maturity and Deflation (Post-2025): After vesting ends, the circulating supply may decrease through token buybacks and burns. These actions help tie the token’s value to ecosystem activity.

●	End-of-Life/Redemption: FLUID does not have a redemption feature. Its value depends on governance decisions made by the DAO, and token burns may further increase scarcity over time.

Recent Developments

Authorized Share Increase

On May 19, 2025, at the Company’s annual meeting of stockholders (“Annual Meeting”), the Company’s stockholders approved an amendment (the “Share Increase Amendment”) to the Company’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 27, 2020 (as further amended, the “Certificate of Incorporation”) to increase the number of authorized shares of the Company’s Common Stock from 200,000,000 shares to 1,200,000,000 shares and to make a corresponding change to the number of authorized shares of the Company’s capital stock. Following the Annual Meeting, on May 23, 2025, the Company filed the Share Increase Amendment with the Secretary of State of the State of Delaware.

Reverse Stock Split

On June 23, 2025, the Company filed a Certificate of Amendment to the Certificate of Incorporation to effect a 1-for-16 reverse stock split of the shares of the Company’s Common Stock, either issued and outstanding or held by the Company as treasury stock, effective as of 4:05 p.m. (New York time) on June 25, 2025 (the “Reverse Stock Split”) and began trading on a Reverse Stock Split-adjusted basis on the Nasdaq Capital Market (“Nasdaq”) on June 26, 2025. All share amounts have been retroactively adjusted for the Reverse Stock Split.

7 Source: Messari, “Fluid: Dripping onto Solana,” September 2025.

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Name Change

On August 21, 2025, the Company filed a Certificate of Amendment to the Certificate of to change the name of the Company from “AYRO, Inc.” to “StableX Technologies, Inc.,” effective as of August 22, 2025. In addition, effective before the open of market trading on August 25, 2025, the Company’s Common Stock ceased trading under the ticker symbol “AYRO” and began trading on the Nasdaq Stock Market under the ticker symbol “SBLX”.

Private Placement of Preferred Shares and Private Placement Warrants

On August 4, 2025, we entered into the Securities Purchase Agreement (the “Series I Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which we issued and sold on August 8, 2025 (the “Closing Date”) in a private placement (i) an aggregate of 7,000 Preferred Shares, initially convertible into up to 875,000 shares of the Company’s Common Stock at an initial conversion price of $8.00 per share (the “Conversion Price”) and (ii) Investor Warrants to acquire up to an aggregate of 875,000 shares of Common Stock at an initial exercise price of $8.00 per share (collectively, the “Private Placement”).

The terms of the Preferred Shares are as set forth in the Certificate of Designations of the Series I Convertible Preferred Stock of StableX Technologies, Inc. (the “Certificate of Designations”), which was filed and became effective with the Secretary of State of the State of Delaware on August 6, 2025. The Investor Warrants are immediately exercisable and expire five years from the date of issuance.

In connection with the Private Placement, pursuant to (A) the GPN Engagement Agreement with GPN and (B) the Palladium Engagement Agreement with Palladium, the Company engaged the Placement Agents to act as non-exclusive placement agents in connection with the Private Placement, pursuant to which, the Company agreed to (i) pay each Placement Agent a cash fee equal to 4% of the gross proceeds of the Private Placement (including any cash proceeds realized by the Company from the exercise of any outstanding warrants of the Company), (ii) reimbursement and payment of certain expenses, and (iii) issue to each of the Placement Agents on the Closing Date, Placement Agent Warrants to purchase up to an aggregate number of shares of Common Stock equal to 4% of the aggregate number of shares of Common Stock underlying the securities issued in the Private Placement, including upon exercise of any outstanding warrants of the Company, with terms identical to the Investor Warrants.

The Private Placement was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each of the Investors in the Private Placement has represented to us that it is an accredited investor within the meaning of Rule 501(a) of Regulation D and that it is acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Preferred Shares and Investor Warrants were offered without any general solicitation by us or our representatives.

Registration Rights Agreements

In connection with the Private Placement, we entered into the Registration Rights Agreement, pursuant to which we are obligated, among other things, to (A) file a resale registration statement (the “Registration Statement”) with the SEC to register for resale promptly following the Closing Date, but in no event later than 30 calendar days after the Closing Date, the sum of (i) 200% of the maximum number of Conversion Shares issuable upon conversion of the Preferred Shares ((x) assuming for purposes hereof that the Preferred Shares are convertible at the Floor Price (as defined herein) and (y) any such conversion shall not take into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designations) and (ii) 200% of the maximum number of Warrant Shares issuable upon exercise of the Investor Warrants ((x) assuming for purposes hereof that such Investor Warrants will be exercised at the initial exercise price as set forth in such Investor Warrants and (y) any such exercise shall not take into account any limitations on the exercise of such Investor Warrants as set forth therein), in each case subject to the adjustments set forth in the Certificate of Designations and Warrants, (B) have such Registration Statement declared effective by the Effectiveness Deadline (as defined in the Registration Rights Agreement and as may be amended from time to time), and (C) maintain the registration until the earlier of (x) the date on which the selling stockholders may sell their Conversion Shares or Warrant Shares without restriction pursuant to Rule 144 under the Securities Act, and (y) the date on which the selling stockholders no longer hold any Conversion Shares or Warrant Shares. The Company will be obligated to pay certain liquidated damages to the Investors if the Company fails to file the Registration Statement when required, fails to cause the Registration Statement to be declared effective by the SEC when required, or fails to maintain the effectiveness of the Registration Statement pursuant to the terms of the Registration Rights Agreement.

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Preferred Shares

All shares of capital stock of the Company rank junior to the Preferred Shares, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. Further to the foregoing, Preferred Shares rank junior to shares of Series H-7 Convertible Preferred Stock, par value $0.0001 per share (“Series H-7 Preferred Stock”), of the Company issued and outstanding pursuant to that certain Certificate of Designations of the Series H-7 Preferred Stock (the “Series H-7 Certificate of Designations”) with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

The Preferred Shares are convertible into Common Stock at the election of the holder at any time at an initial Conversion Price of $8.00. The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like. The Conversion Price may also be voluntarily reduced by the Company to any amount and for any period of time deemed appropriate by the Board at any time with the prior written consent of the holders of at least a majority of the outstanding Preferred Shares, subject to the rules and regulations of Nasdaq.

We are required to redeem the Preferred Shares in quarterly installments, commencing on November 30, 2025 and thereafter, on the last trading day of the third calendar month immediately following the previous installment date until February 4, 2027 (each such date, an “Installment Date”). The amortization payments due upon such redemption are payable in cash at 107% of the applicable Installment Redemption Price (as defined in the Certificate of Designations). Notwithstanding the foregoing, at any time from the date of the applicable Installment Notice Date (as defined in the Certificate of Designations) through the applicable Installment Date, and subject to certain beneficial ownership limitations, a holder of Preferred Shares may require the Company to convert all or any part of the Installment Amount at a price to be mutually determined by the Company and such holder, which shall not be less than $1.036, which was 20% of the “Minimum Price” (as defined in Nasdaq Stock Market Rule 5635) on the date in which the Stockholder Approval (as defined herein) was obtained or, such lower amount as permitted, from time to time, by the Nasdaq Capital Market subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events, which amortization amounts are subject to certain adjustments as set forth in the Certificate of Designations (the “Floor Price”).

The holders of the Preferred Shares are entitled to dividends of 7% per annum, compounded each calendar quarter, which are payable in arrears (i) quarterly on each Installment Date, in cash out of funds legally available therefor, (ii) prior to the first Installment Date, payable by way of inclusion of the dividends in the Conversion Amount (as defined in the Certificate of Designations) on each conversion date occurring prior to the first Installment Date, and (iii) upon any redemption or any required payment upon any Triggering Event (as defined in the Certificate of Designations). Upon the occurrence and during the continuance of a Triggering Event, the Preferred Shares accrue dividends at the rate of 15% per annum. The holders of the Preferred Shares are entitled to vote with holders of the Common Stock on as as-converted basis, with the number of votes to which each holder of Preferred Shares is entitled to be calculated assuming a conversion price of $7.628 per share, which was the Minimum Price (as defined in Rule 5635 of the Rules of the Nasdaq Stock Market) applicable immediately before the execution and delivery of the Series I Purchase Agreement, subject to certain beneficial ownership limitations as set forth in the Certificate of Designations.

The Certificate of Designations includes certain Triggering Events (as defined in the Certificate of Designations), including, among other things, the suspension from trading or the failure of our Common Stock to be trading or listed (as applicable) on an eligible market for a period of five (5) consecutive trading days and our failure to pay any amounts due to the holders of the Preferred Shares when due. Upon the occurrence of a Triggering Event, each holder of Preferred Shares will be able to require us to redeem in cash any or all of the holder’s Preferred Shares at a premium set forth in the Certificate of Designations. Further, upon a Triggering Event, a holder of Preferred Shares, at such holder’s option, by delivery of a notice of conversion (“Triggering Event Conversion Notice”) to the Company, convert all, or any number of Preferred Shares held by such holder into shares of Common Stock at a price equal to the lowest of (i) the applicable Conversion Price as in effect on the applicable date of conversion, and (ii) the greater of (x) the Floor Price and (y) 80% of the lowest volume weighted average price of the Common Stock of any trading day during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable Triggering Event Conversion Notice.

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Notwithstanding the foregoing, our ability to issue any shares of Common Stock upon conversion of any Preferred Shares or otherwise pursuant to the terms of the Certificate of Designations is subject to certain limitations set forth in the Certificate of Designations. Prior to receiving the Stockholder Approval (as defined herein), such limitations included a limit on the number of shares that may be issued until the time, if any, that our stockholders have approved the issuance of more than 19.99% of our issued and outstanding shares of Common Stock in accordance with Nasdaq listing standards (the “Stockholder Approval”). We agreed to seek stockholder approval of these matters at a meeting to be held no later than October 3, 2025, and we received such Stockholder Approval at a special meeting of stockholders held on October 3, 2025. Further, the Certificate of Designations contains a certain beneficial ownership limitation after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Preferred Shares or as part of any amortization payment or dividend make-whole payment under the Certificate of Designations.

Private Placement Warrants

The Private Placement Warrants are exercisable for shares of Common Stock immediately, at an exercise price of $8.00 per share and expire five years from the date of issuance. The exercise price of each Private Placement Warrant is subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like. Upon any such price-based adjustment to the exercise price, the number of Warrant Shares issuable upon exercise of the Private Placement Warrants will be increased proportionately. The exercise price may also be voluntarily reduced by the Company to any amount and for any period of time with the prior written consent of the holders of at least a majority of the outstanding Private Placement Warrants, subject to the rules and regulations of Nasdaq. The Private Placement Warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the Private Placement Warrants, the Private Placement Warrants may be exercised on a cashless basis.

Until we received the Stockholder Approval, we could not issue any Private Placement Warrant Shares if the issuance of such Private Placement Warrant Shares (taken together with the issuance of any Conversion Shares or other shares of Common Stock issuable pursuant to the terms of the Certificate of Designations) would exceed 19.99% of our issued and outstanding shares of Common Stock prior to the Private Placement, which amount is the aggregate number of shares of Common Stock which we may issue under the rules or regulations of Nasdaq. We received the Stockholder Approval at a special meeting of stockholders held on October 3, 2025.

Consultant Warrants

On August 4, 2025, the Company entered into the Altucher Consulting Agreement with the Consultants, pursuant to which, the Consultants agreed to provide certain consulting services to the Company, including fund raising, crypto portfolio management, investor relations, strategic planning, deal flow analysis, introductions to further its business goals, advice related to sector growth initiatives and any other consulting or advisory services which the Company reasonably requests that Consultant provide to the Company. The Altucher Consulting Agreement has a term of two years unless earlier terminated pursuant to the terms of the Altucher Consulting Agreement or upon the mutual written consent of the Company and the Consultants in accordance with the terms of the Altucher Consulting Agreement.

Pursuant to the Altucher Consulting Agreement, the Company issued to Z-List Media, Inc., warrants to purchase up to an aggregate of 1,000,000 shares of Common Stock, consisting of: (i) a warrant to purchase up to 300,000 shares of Common Stock at an exercise price of $8.00 per share, which are immediately exercisable upon issuance, (ii) a warrant to purchase up to 200,000 shares of Common Stock at an exercise price of $12.00 per share, which will be exercisable six months from the date of issuance, (iii) a warrant to purchase up to 200,000 shares of Common Stock at an exercise price of $15.00 per share, which will be exercisable twelve months from the date of issuance, and (iv) a warrant to purchase up to 300,000 shares of Common Stock at exercise price of $17.50 per share, which will be exercisable eighteen months from the date of issuance, in each case, with each Consultant Warrant subject to exercisability, forfeiture and such other terms as set forth therein.

The issuance of the Consultant Warrants was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. The Consultant has represented to us that it is an accredited investor within the meaning of Rule 501(a) of Regulation D and that it is acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Consultant Warrants were offered without any general solicitation by us or our representatives.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” and accordingly may provide less public disclosure than larger public companies. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Corporate Information

StableX Technologies, Inc. is a Delaware corporation. Our corporate headquarters are located at 1185 Avenue of the Americas, New York, NY 10036. Our phone number is 512-994-4917. Our website address is www.stablextechnologies.com. Through our website, we will make available, free of charge, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website is not and shall not be deemed to be a part of this prospectus or incorporated by reference hereto.

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The Offering

Common Stock to be Offered by the Selling Stockholders

Up to an aggregate of 16,403,512 shares of Common Stock, which are issuable to such selling stockholders pursuant to the terms of the Preferred Shares and Warrants.

The terms of the Registration Rights Agreement require us to register the number of shares of Common Stock equal to the sum of (i) 200% of the maximum number of Conversion Shares issuable upon conversion of the Preferred Shares ((x) assuming for purposes hereof that the Preferred Shares are convertible at the Floor Price and (y) any such conversion shall not take into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designations) and (ii) 200% of the maximum number of Warrant Shares issuable upon exercise of the Investor Warrants ((x) assuming for purposes hereof that such Investor Warrants will be exercised at the initial exercise price as set forth in such Investor Warrants and (y) any such exercise shall not take into account any limitations on the exercise of such Investor Warrants as set forth therein), in each case subject to the adjustments set forth in the Certificate of Designations and Warrants.

Additionally, we are registering Warrant Shares issuable upon exercise of the Placement Agent Warrants issued to the Placement Agents (without taking into account any limitations on the exercise of such Placement Agent Warrants set forth therein).

Additionally, we are registering Warrant Shares issuable upon exercise of the Consultant Warrants issued to Z-List Media, Inc. (without taking into account any limitations on the exercise of such Consultant Warrants set forth therein).

Use of Proceeds	We will not receive any proceeds from the sale of the Conversion Shares and Warrant Shares by the selling stockholders. However, we will receive proceeds from the exercise of the Warrants if such Warrants, if any, are exercised for cash. We currently intend to use such proceeds for general corporate purposes.

Plan of Distribution

The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of Common Stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 18 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Nasdaq Capital Market Symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SBLX.”

Risk Factors	Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page 9 of this prospectus and the documents incorporated by reference in this prospectus.

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Risk Factors

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents we incorporate by reference, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, before making a decision about investing in our securities. The risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our Common Stock could decline and you could lose part or all of your investment.

Risks Related to this Offering and Our Common Stock

The issuance of the shares of Common Stock covered by this prospectus could significantly increase the total number of shares of Common Stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution.

The shares of Common Stock being offered pursuant to this prospectus represent Conversion Shares issuable upon the conversion of our Preferred Shares and Warrant Shares issuable upon the exercise of the Warrants. As of December 18, 2025, there were 1,455,975 shares of Common Stock issued and outstanding (prior to any deemed issuance of any Conversion Shares or Warrant Shares). If we are required to issue the maximum number of Conversion Shares and Warrant Shares that are being registered hereunder, the number of shares of Common Stock issued and outstanding after such issuance would represent approximately 1,127% of the number of shares of Common Stock issued and outstanding as of the date of this prospectus. As a result, an existing stockholder’s proportionate interest in us will be substantially diluted. The actual number of shares of Common Stock that we issue to the selling stockholders may be less than the aggregate number of shares covered by this prospectus.

Substantial future sales or other issuances of our Common Stock could depress the market for our Common Stock.

Sales of a substantial number of shares of our Common Stock and any future sales of a substantial number of shares of Common Stock in the public market, including the issuance of shares or any shares issuable upon conversion of the Preferred Shares or exercise of the Warrants, or the perception by the market that those sales could occur, could cause the market price of our Common Stock to decline or could make it more difficult for us to raise funds through the sale of equity and equity-related securities in the future at a time and price that our management deems acceptable, or at all. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or Common Stock, which could also depress the market for our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

You may experience future dilution as a result of future equity offerings and other issuances of our securities.

In order to raise additional capital, we may in the future offer additional shares of Common Stock or other securities convertible into or exchangeable for our Common Stock prices that may not be the same as the price per share paid by the investors in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of Common Stock or securities convertible into shares of Common Stock in future transactions may be higher or lower than the price per share paid to the selling stockholders. Our stockholders will incur dilution upon exercise of any outstanding stock options, warrants or other convertible securities or upon the issuance of shares of Common Stock under our stock incentive programs.

Any additional capital raised through the sale of equity or equity-backed securities may dilute our stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities.

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The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Holders of our Preferred Shares are entitled to certain payments under the applicable Certificate of Designations that may be paid in cash, which may require the expenditure of a substantial portion of our cash resources.

Under the Certificate of Designations, we are required to redeem Preferred Shares equal quarterly installments, commencing on November 30, 2025. The Installment Amount (as defined in the Certificate of Designations) due upon such redemption are payable, at the Company’s election, in cash at 107% of the applicable Installment Redemption Price (as defined in the Certificate of Designations). Notwithstanding the foregoing, at any time from the date of the applicable Installment Notice Date (as defined in the Certificate of Designations) through the applicable Installment Date, and subject to certain beneficial ownership limitations, a holder of Preferred Shares may require the Company to convert all or any part of the Installment Amount at a price to be mutually determined by the Company and such holder, which shall not be less than the Floor Price.

Holders of our Preferred Shares are also entitled to receive dividends of 7% per annum, compounded each calendar quarter, which are payable in arrears (i) quarterly on each Installment Date (as defined in the Certificate of Designations), in cash out of funds legally available therefor, (ii) prior to the first Installment Date, payable by way of inclusion of the dividends in the Conversion Amount (as defined in the Certificate of Designations) on each conversion date occurring prior to the first Installment Date, and (iii) upon any redemption or any required payment upon any Triggering Event (as defined in the Certificate of Designations. Upon the occurrence and during the continuance of a Triggering Event (as defined in the Certificate of Designations), the Preferred Shares accrue dividends at the rate of 15% per annum. In connection with a Triggering Event, each holder of the Preferred Shares will be able to require us to redeem in cash any or all of the holder’s Preferred Shares at a premium set forth in the Certificate of Designations. If such Triggering Event occurs, our financial condition and results of operations could be materially affected.

If we do not have sufficient cash resources to make these payments, we may need to raise additional equity or debt capital, and we cannot provide any assurance that we will be successful in doing so. If are unable to raise sufficient capital to meet our payment obligations, we may need to delay, reduce or eliminate certain research and development programs or other operations, sell some or all of our assets or merge with another entity. Our ability to make payments due to the holders of our Preferred Shares using cash is also limited by the amount of cash we have on hand at the time such payments are due as well as certain provisions of the Delaware General Corporation Law (the “DGCL”).

The Preferred Shares and the Private Placement Warrants contain certain anti-dilution provisions, which may dilute the interests of our stockholders, depress the price of our Common Stock, and make it difficult for us to raise additional capital.

Certain events, for example, a Stock Combination Event (as defined in the Certificate of Designations) may reduce the conversion price of the Preferred Shares, which in turn may lead to further dilution to the holders of our Common Stock. The Private Placement Warrants additionally contain anti-dilution provisions applicable to the exercise price. If in the future, while any of the Private Placement Warrants are outstanding, we may be required upon the occurrence of certain events, to adjust the exercise price of the Private Placement Warrants, and simultaneously with any adjustment to the exercise price, the number of shares of Common Stock that may be purchased upon exercise of the Private Placement Warrants shall be increased or decreased proportionately, so that after such adjustment the aggregate exercise price payable thereunder for the adjusted number of shares of Common Stock issuable upon exercise of the Private Placement Warrants shall be the same as the aggregate exercise price in effect immediately prior to such adjustment. Such adjustments can dilute the book value per share of Common Stock and reduce any proceeds we may receive from the exercise of the Private Placement Warrants. In addition, the perceived risk of dilution may cause our shareholders to be more inclined to sell their Common Stock, which may in turn depress the price of common shares regardless of our business performance. We may also find it more difficult to raise additional equity capital while any of the Private Placement Warrants and the Preferred Shares remain outstanding.

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The Certificate of Designations contains restrictive covenants and terms that may make it difficult to procure additional financing and that may affect our financial condition and results of operations.

The Certificate of Designations contains certain restrictive covenants including but not limited to, maintaining a Cash Minimum (as defined in the Certificate of Designations), restrictions on incurring any indebtedness until the date on which no Preferred Shares are outstanding, subject to certain exceptions, restrictions on directly or indirectly, redeeming, repurchasing or declaring or paying any cash dividend or distribution on any of our capital stock (other than as required by the Certificate of Designations), and restrictions on directly or indirectly, permitting any of our indebtedness to mature or accelerate prior to the Maturity Date (as defined in the Certificate of Designations). Additionally, the Preferred Shares also contains certain purchase rights (the “Purchase Rights”) permitting the holders of the Preferred Shares to acquire upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all of its Preferred Shares. These restrictive covenants may may limit our flexibility in raising capital or incurring any indebtedness, which may have an adverse effect on our financial condition.

Under the Purchase Agreement, we are subject to certain restrictive covenants that may make it difficult to procure additional financing.

The Purchase Agreement contains, among others, the following restrictive covenants: (A) until ninety (90) days following the earlier of (x) the date on which this registration statement is declared effective or (y) the date on which the selling stockholders may sell their Conversion Shares or Warrant Shares without restriction pursuant to Rule 144 under the Securities Act, we may not issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security, (B) until all of the Investor Warrants are no longer outstanding, we shall be prohibited from effecting or entering into an agreement to effect any subsequent placement involving a variable rate transaction, and (C) until the later of (i) the Maturity Date (as defined in the Certificate of Designations), and (ii) the date in which no Preferred Shares remain outstanding, the Company must provide the holders of the Preferred Shares the opportunity to participate in any subsequent securities offerings by us.

If we require additional funding while these restrictive covenants remain in effect, we may be unable to effect a financing transaction on terms acceptable to us, or at all, while also remaining in compliance with the terms of the Purchase Agreement, or we may be forced to seek a waiver from the investors party to the Purchase Agreement, which such investors are not obligated to grant to us.

Risks Related to our Business

Exposure to market volatility and token-specific risks could adversely affect the value of our digital asset holdings.

Our business strategy involves acquiring and holding certain tokens, including, FLUID, INJ, LINK, AAVE, SYRUP, QNT, and ETHFI tokens as part of our effort to capture growth in the stablecoin infrastructure sector. While this strategy offers potential long-term upside, it also exposes us to the extreme price volatility and speculative nature of digital assets.

The market for digital assets is highly unpredictable and has historically experienced significant and sudden declines in value. Stablecoin-related infrastructure tokens, such as those we intend to hold, may not move in parallel with the broader stablecoin market and can suffer material losses during economic downturns.

Each token also presents its own set of risks. For example, FLUID may face downward pressure as previously restricted tokens become freely tradable, ETHFI may be sensitive to Ethereum network activity or operational costs and SYRUP’s link to real-world-asset collateral may make it more responsive to changes in broader financial conditions. These factors could materially reduce the value of our digital asset portfolio, limit liquidity, and adversely affect our financial results.

Regulatory and compliance uncertainty in the U.S. and abroad could limit or delay our ability to execute our digital asset strategy.

Because we are a public company investing in digital assets, our activities may attract heightened regulatory, accounting, and investor scrutiny. The legal framework governing stablecoins, decentralized finance, and tokenized instruments continues to evolve, and new legislation or rulemaking could impose additional compliance, registration or disclosure requirements on us or on the protocols in which we participate.

In the United States, proposed stablecoin legislation and related guidance may alter the way certain tokens are classified or traded, which could affect our ability to hold or dispose of them. Outside the U.S., emerging frameworks, such as the MiCA and various regional restrictions on non-compliant stablecoins, could similarly affect liquidity and access to markets. If these or other regulatory developments restrict the issuance, trading, or use of tokens such as FLUID, INJ, LINK, AAVE, SYRUP, QNT, or ETHFI, we may be required to modify, delay, or curtail our investment activities. Any resulting limitations could materially and adversely impact our business strategy, reputation, or financial condition.

Technological, operational and liquidity risks inherent in decentralized finance protocols may result in losses or impair our holdings.

The tokens we intend to acquire are issued and maintained on decentralized protocols, which are inherently subject to technological failures, cybersecurity incidents and smart-contract vulnerabilities. Errors in code, malicious attacks or failures in the underlying networks could lead to the permanent loss of tokens, disruption of services or devaluation of affected assets. In addition, many of these tokens depend on cross-chain interoperability, data oracles, and automated liquidity mechanisms that could malfunction or be compromised. For example, interoperability or oracle failures in protocols like QNT or INJ could prevent users from transferring or valuing tokens accurately, resulting in market disruption or loss of confidence.

Liquidity risks also exist. Some tokens may trade infrequently or on a limited number of exchanges, which could make it difficult for us to buy or sell positions at desired times or prices. Market stress or negative sentiment toward digital assets could further limit trading volumes and cause significant slippage in transactions. Although we intend to manage these risks through due diligence, diversified holdings, and staged investment execution, there can be no assurance that such measures will prevent losses or that our mitigation strategies will perform as intended.

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Special Note Regarding Forward-Looking Statements

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. All statements included or incorporated by reference in this prospectus, and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this prospectus, any applicable prospectus supplement and the documents incorporated by reference under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and elsewhere in those documents.

Consequently, all of the forward-looking statements made in this prospectus as well as all of the forward-looking statements incorporated by reference to our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

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Use of Proceeds

All shares of our Common Stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. The holders of the Warrants are not obligated to exercise their Warrants for cash, and we cannot predict whether holders of the Warrants will choose to exercise all or any of their Warrants for cash.

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Selling Stockholders

Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the selling stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 16,403,512 shares of our Common Stock.

The Common Stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the Preferred Shares and exercise of the Warrants. For additional information regarding the issuance of the Preferred Shares and the Warrants, see “Private Placement of Preferred Shares and Private Placement Warrants” and “Consultant Warrants” above. We are registering the Conversion Shares and Warrant Shares in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those shares.

Relationships with the Selling Stockholders

Except for the ownership of the Preferred Shares and the Warrants issued pursuant to the Purchase Agreement, the Engagement Agreements and Consulting Agreement, as applicable, and except as described in our periodic reports and current reports filed with the SEC from time to time, the selling stockholders have not had any material relationship with us within the past three years.

Information About Selling Stockholders Offering

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock held by each of the selling stockholders. The second column (titled “Number of Shares of Common Stock Owned Prior to Offering”) lists the number of shares of Common Stock beneficially owned by the selling stockholders, based on their respective ownership of shares of Common Stock, Preferred Shares and Warrants as of December 18, 2025, assuming conversion of the Preferred Shares and exercise of the Warrants and any other warrants held by each such selling stockholder on that date, but taking account of any limitations on conversion and exercise set forth therein.

The third column (titled “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus”) lists the shares of Common Stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the Preferred Shares set forth therein or (ii) exercise of the Warrants set forth therein.

The third, fourth and fifth columns (titled “Number of Shares of Common Stock Owned After Offering” and “Percentage of Common Stock Owned After Offering”) assume the conversion of the Preferred Shares at the Floor Price and exercise of the Warrants at the initial exercise price and the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. Because the conversion price of the Preferred Shares and the exercise price of the Investor Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The terms of the Registration Rights Agreement require us to register the number of shares of Common Stock equal to the sum of (i) 200% of the maximum number of Conversion Shares issuable upon conversion of the Preferred Shares ((x) assuming for purposes hereof that the Preferred Shares are convertible at the Floor Price (as defined herein) and (y) any such conversion shall not take into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designations) and (ii) 200% of the maximum number of Warrant Shares issuable upon exercise of the Investor Warrants ((x) assuming for purposes hereof that such Investor Warrants will be exercised at the initial exercise price as set forth in such Investor Warrants and (y) any such exercise shall not take into account any limitations on the exercise of such Investor Warrants as set forth therein), in each case subject to the adjustments set forth in the Certificate of Designations and Warrants.

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Additionally, we are registering 100% of the maximum number of Warrant Shares issuable upon exercise of the Placement Agent Warrants issued to the Placement Agents (without taking into account any limitations on the exercise of such Placement Agent Warrants set forth therein).

Additionally, we are registering 100% of the maximum number of Warrant Shares issuable upon exercise of the Consultant Warrants issued to Z-List Media, Inc. (without taking into account any limitations on the exercise of such Consultant Warrants set forth therein).

Under the terms of the Certificate of Designations and the Warrants, a selling stockholder may not convert the Preferred Shares or exercise the Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our shares of Common Stock which would exceed 4.99%, or, at the election of the selling stockholder, 9.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After Offering
Iroquois Capital Investment Group, LLC (2)	146,681	3,815,878	146,681	9.99%
Iroquois Master Fund Ltd. (2)	146,681	2,398,552	146,681	9.99%
Alpha Capital Anstalt (3)	71,150	3,270,752	71,150	4.99%
Brio Capital Master Fund Ltd. (4)	71,216	545,126	71,216	4.99%
Frank Curzio (5)	71,216	218,050	0	*
JD Advisors, LLC (6)	71,216	654,150	0	*
Mainfield Enterprise Inc. (7)	69,094	2,180,502	69,094	4.99%
SEG Opportunity Fund, LLC (8)	71,216	545,126	0	*
The Hewlett Fund LP (9)	71,216	1,090,250	71,216	4.99%
V4 Global, LLC (10)	71,216	545,126	0	*
GP Nurmenkari Inc. (11)	70,000	70,000	0	*
Palladium Holdings, LLC(12)	71,216	70,000	1,996	*
Z-List Media, Inc. (13)	71,216	1,000,000	0	*

* Less than 1%

(1) This table and the information in the notes below are based upon information available to the Company and upon 1,455,975 shares of Common Stock issued and outstanding as of December 18, 2025. Any securities not outstanding which are subject to options, warrants, rights or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such selling stockholder but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other selling stockholder. Except as expressly noted in the footnotes below, beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The amounts set forth in this column reflect the application of various limitations on the issuance of Conversion Shares and Warrant Shares in the Certificate of Designations and the Warrants, respectively, including beneficial ownership limitations and limitations under the rules or regulations of Nasdaq.

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(2) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of (i) 12,030 shares of Common Stock held by Iroquois Master Fund Ltd. (“IMF”), (ii) 22,342 shares of Common Stock held by Iroquois Capital Investment Group, LLC (“ICIG”), (iii) 45,732 shares of common stock issuable upon conversion of Series H-7 Preferred Stock (subject to a 9.99% beneficial ownership blocker) held by IMF, (iv) 73,439 shares of Common Stock issuable upon conversion of Series H-7 Preferred Stock (subject to a 9.99% beneficial ownership blocker) held by ICIG, (v) 808,143 shares of Common Stock issuable upon exercise of certain warrants (subject to a 9.99% beneficial ownership blocker) held by IMF that are currently exercisable or exercisable within 60 days of December 18, 2025, and (vi) 364,241 shares of Common Stock issuable upon exercise of certain warrants (subject to a 9.99% beneficial ownership blocker) held by ICIG that are currently exercisable or exercisable within 60 days of December 18, 2025.

The shares are held directly by IMF and ICIG. Iroquois Capital Management LLC (“Iroquois”) is the investment manager of IMF. Iroquois has voting control and investment discretion over securities held by IMF. As Managing Members of Iroquois, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois in their capacity as investment manager to IMF. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois and IMF. Richard Abbe is the managing member of ICIG. Mr. Abbe has voting control and investment discretion over securities held by ICIG. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by ICIG. Each of Iroquois, Mr. Abbe and Ms. Page disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. IMF and ICIG’s address is 2 Overhill Road, Suite 400, Scarsdale, NY 10583.

(3) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of (i) 1,261 shares of Common Stock, and (ii) 343,194 shares of Common Stock issuable upon exercise of certain warrants (subject to a 4.99% beneficial ownership blocker) that are currently exercisable or exercisable within 60 days of December 18, 2025.

The shares are held by Alpha Capital Anstalt (“Alpha”). Each of Nicola Feuerstein and Konrad Ackermann, as directors of Alpha, have voting and dispositive control with respect to the securities being offered. As such, Nicola Feuerstein and Konrad Ackermann may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Alpha. The address of Alpha is Altenbach 8, FL-9490 Vaduz, Furstentums, Liechtenstein.

(4) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of 68,732 shares of Common Stock issuable upon exercise of certain warrants (subject to a 4.99% beneficial ownership blocker) that are currently exercisable or exercisable within 60 days of December 18, 2025.

The shares are held by Brio Capital Master Fund Ltd. (“Brio”). Shaye Hirsch has voting and investment control over the securities held by Brio. As such, Shaye Hirsch may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Brio. Brio’s address is 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570.

(5) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder.

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Frank Curzio’s address is 12433 Royal Troon Lane Jacksonville, FL 32224.

(6) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder.

The shares are held by JD Advisors, LLC (“JD Advisors”). Daniel Kelly and James Altucher, co-managers of JD Advisors, LLC, have equal voting and dispositive power over the securities held by JD Advisors. As such, each of Mr. Kelly and Mr. Altucher may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by JD Advisors. JD Advisor’s address is 3556 Outlook Avenue, Cincinnati, OH 45208.

(7) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of (i) 40,407 shares of Common Stock, and (ii) 403,622 shares of Common Stock issuable upon exercise of certain warrants (subject to a 4.99% beneficial ownership blocker) that are currently exercisable or exercisable within 60 days of December 18, 2025.

The shares are held by Mainfield Enterprise Inc. (“Mainfield”). Mainfield’s address is Ariel House, 74 Charlotte Street, London W1T4QJ, United Kingdom.

(8) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder.

The shares are held by SEG Opportunity Fund, LLC (“SEG”). Joseph Reda, as Manager of SEG, Jonathan Schechter, as Member of SEG and Gregory Castaldo, as Member of SEG, each has voting and dispositive power over the securities held by SEG. As such, Mr. Reda, Mr. Schechter and Mr. Castaldo each may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by SEG. SEG’s address is 135 Sycamore Drive, Roslyn, NY 11576.

(9) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of 297,930 shares of Common Stock issuable upon exercise of certain warrants (subject to a 4.99% beneficial ownership blocker) that are currently exercisable or exercisable within 60 days of December 18, 2025.

The shares are held by The Hewlett Fund LP (“Hewlett”). Martin Chopp, as General Partner of Hewlett, has voting and dispositive power over the securities held by Hewlett. As such, Mr. Chopp may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Hewlett. Hewlett’s address is 100 Merrick Road, Suite 400W, Rockville Centre, NY 11570.

(10) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder.

The shares are held by V4 Global, LLC (“V4”). Scot Cohen has voting and dispositive control with respect to the securities being offered. V4 and Scot Cohen disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. V4’s address is 445 Grand Bay Drive, Apt. P1A, Key Biscayne, FL 33149.

(11) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder.

GP Nurmenkari Inc.’s address is 22 Elizabeth Street, Norwalk, CT 06854.

(12) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares or any Warrants beneficially owned by the selling stockholder. Other shares of Common Stock beneficially owned prior to this offering consist of 1,996 shares of Common Stock issuable upon exercise of certain Warrants that are currently exercisable or exercisable within 60 days of December 18, 2025

The shares are held by Palladium Capital Group, LLC. Joel Padowitz has voting control and investment discretion over securities held by Palladium Capital Group, LLC. As such, Mr. Padowitz may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Palladium. Palladium Capital Group, LLC’s address is 152 West 57th Street, New York, NY 10019.

(13) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon exercise of any Warrants beneficially owned by the selling stockholder.

The shares are held by Z-List Media, Inc. James Altucher has voting control and investment discretion over securities held by Z-List Media, Inc. As such, Mr. Altucher may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Z-List Media, Inc. Z-List Media, Inc.’s address is 315 Longvue Ct, Johns Creek, GA 30097.

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Plan of Distribution

We are registering the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants to permit the resale of these shares of Common Stock by the holders of the Preferred Shares and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to prevailing market prices, varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

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In addition, the selling stockholders may transfer the securities by other means not described in this prospectus. If the selling stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling stockholders may also sell securities short and deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge securities to broker-dealers that in turn may sell such securities.

The selling stockholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of securities by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will pay all expenses of the registration of the securities pursuant to the Registration Rights Agreements, estimated to be $60,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the Registration Rights Agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

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Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, New York, New York.

Experts

The consolidated financial statements of StableX Technologies, Inc. (f/k/a AYRO, Inc.) as of and for the years ended December 31, 2024 and 2023, incorporated by reference in this registration statement and accompanying prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern). Such consolidated financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.stablextechnologies.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus.

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Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 14, 2025; our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 14, 2025; and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 14, 2025;

●	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on April 11, 2025, May 23, 2025, June 27, 2025, August 1, 2025, August 5, 2025, August 12, 2025, August 26, 2025, September 5, 2025, September 22, 2025, October 6, 2025 and October 31, 2025; and

●	the description of our Common Stock that is included as Exhibit 4.18 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, including any amendments thereto or reports filed for the purposes of updating this description.

All filings filed by us pursuant to the Securities Exchange Act of 1934, as amended, after the date of the initial filing of this registration statement and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into the prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at:

StableX Technologies, Inc.

1185 Avenue of the Americas

New York, NY

(512) 994-4917

You may also access the documents incorporated by reference in this prospectus through our website at www.stablextechnologies.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

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16,403,512 Shares

StableX Technologies, Inc.

COMMON STOCK

PROSPECTUS

January 9, 2026